UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2010

ENCORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-33598	76-0655696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 787-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2010, Encore Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Encore Bancshares, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Ovation Holdings, Inc. and its proposed subsidiary bank, National Bank of Southwest Florida, headquartered in Port Charlotte, Florida (“NBSWF”) to sell certain assets and the transfer certain liabilities of its Florida operations to NBSWF. Pursuant to the Agreement, NBSWF will assume approximately $171.6 million of deposits associated with the Bank’s four private client offices located in Naples, Ft. Myers and Sun City Center, Florida. NBSWF will also purchase approximately $86.2 million of loans as well as other assets, including premises and equipment, associated with the four private client offices.

The purchase and assumption is subject to regulatory approval, the closing of the purchase of NBSWF by Ovation Holdings, Inc. (pursuant to a separate definitive agreement between NBSWF and Ovation Holdings, Inc.) and customary closing conditions. The purchase and assumption is expected to close before the end of the third quarter 2010, although delays may occur.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

2.1	Purchase and Assumption Agreement dated March 15, 2010 by and among Encore Bank, N.A., Ovation Holdings, Inc. and National Bank of Southwest Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE BANCSHARES, INC. (Registrant)

Dated: March 18, 2010	By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Purchase and Assumption Agreement dated March 15, 2010 by and among Encore Bank, N.A., Ovation Holdings, Inc. and National Bank of Southwest Florida.